Exhibit 5.2

August 5, 2016

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

I am Associate General Counsel, Corporate, External and Legal Affairs, and Assistant Secretary of Microsoft Corporation, a Washington corporation (the “Company”). I have acted in such capacity in connection with the Registration Statement on Form S-3 (File No. 333- 207652) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $2,500,000,000 aggregate principal amount of 1.100% Notes due 2019, $2,750,000,000 aggregate principal amount of 1.550% Notes due 2021, $1,500,000,000 aggregate principal amount of 2.000% Notes due 2023, $4,000,000,000 aggregate principal amount of 2.400% Notes due 2026, $2,250,000,000 aggregate principal amount of 3.450% Notes due 2036, $4,500,000,000 aggregate principal amount of 3.700% Notes due 2046 and $2,250,000,000 aggregate principal amount of 3.950% Notes due 2056 (collectively, the “Securities”). The Securities will be issued under the Indenture, dated as of May 18, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by an eleventh supplemental indenture thereto, to be dated as of August 8, 2016 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

Microsoft Corporation is an equal opportunity employer.

I have examined the Registration Statement and the form of the Indenture, which have been filed. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Securities have been duly authorized and, when executed and delivered in accordance with the Indenture, will be duly executed and delivered by the Company in accordance with the law of the State of Washington.

The opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Microsoft Corporation is an equal opportunity employer.

I do not express any opinion herein concerning any law other than the law of the State of Washington.

In rendering its opinion, Simpson Thacher & Bartlett LLP may rely upon this opinion as to matters of the law of the State of Washington addressed herein as if this opinion were addressed directly to them.

I hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Keith R. Dolliver

Keith R. Dolliver, Esq.

Associate General Counsel, Corporate,

External and Legal Affairs, and Assistant Secretary

Microsoft Corporation is an equal opportunity employer.

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